                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No. 1)*

                               Bell Sports Corp.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   077903
--------------------------------------------------------------------------------
                                (CUSIP Number)

      Check the following box if a fee is being paid with the statement /_/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13D-7.)

SEC 1745 (2/95)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)


                                Page 1 of 6 Pages

-------------------------------                  -------------------------------
CUSIP No.   077903                 SCHEDULE 13G        Page  2  of  6  Pages
-------------------------------                  -------------------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                CB Capital Investors, Inc.
                13-335-5394
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /_/
                                                                    (b) /_/

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
--------------------------------------------------------------------------------
                       5      SOLE VOTING POWER

                                    2,281,080
                    ------------------------------------------------------------
   NUMBER OF           6      SHARED VOTING POWER
     SHARES
  BENEFICIALLY                      Not applicable.
    OWNED BY        ------------------------------------------------------------
      EACH             7      SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH                       2,281,080
                    ------------------------------------------------------------
                       8      SHARED DISPOSITIVE POWER

                                    Not applicable.
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                2,281,080
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES                                              /_/

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                16.7%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*


                CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                Page 2 of 6 Pages

                                  SCHEDULE 13G

Issuer:     Bell Sports Corp.                             CUSIP Number:  077903
--------------------------------------------------------------------------------

Item 1.

            (a)   Name of Issuer:

                  Bell Sports Corp.

            (b)   Address of Issuer's Principal Executive Offices:

                  10601 N. Hayden Road
                  Suite I-100
                  Scottsdale, Arizona 85260

Item 2.

            (a)   Name of Person Filing:

                  CB Capital Investors, Inc.

                  Supplemental information relating to the ownership and control of the person filing this statement is included in Exhibit 2(a) attached hereto.

            (b)   Address of Principal Business Office or, if none, Residence:

                  270 Park Avenue, 5th Floor
                  New York, New York  10017

            (c)   Citizenship:

                  Delaware

            (d)   Title of Class of Securities (of Issuer):

                  Common Stock

            (e)   CUSIP Number:

                  077903

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b), check whether the person filing is a:

            Not applicable.


                             Page 3 of 6 Pages

                                 SCHEDULE 13G

Issuer:      Bell Sports Corp.                            CUSIP Number:  077903
--------------------------------------------------------------------------------

Item 4.      Ownership

            (a)   Amount Beneficially Owned:

                  2,281,080 (as of December 31, 1996)

            (b)   Percent of Class:

                  16.7% (as of December 31, 1996)

            (c)   Number of shares as to which such person has:

                  (i)   2,281,000
                  (ii)  Not applicable.
                  (iii) 2,281,000
                  (iv)  Not applicable.

Item 5.     Ownership of Five Percent or Less of a Class

            Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person

            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

            Not applicable.

Item 8.     Identification and Classification of Members of the Group

            Not applicable.

Item 9.     Notice of Dissolution of Group

            Not applicable.

Item 10.    Certification

            Not applicable.


                                Page 4 of 6 Pages

                                 SCHEDULE 13G

Issuer:     Bell Sports Corp.                             CUSIP Number:  077903

--------------------------------------------------------------------------------
                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February  12, 1997            CB CAPITAL INVESTORS, INC.


                                    By:    /s/ Jeffrey C. Walker
                                       ---------------------------
                                    Name:  Jeffrey C. Walker
                                    Title: Chief Executive Officer


                             Page 5 of 6 Pages

                                 SCHEDULE 13G

Issuer:  Bell Sports Corp.                                CUSIP Number:  077903
--------------------------------------------------------------------------------
                                 EXHIBIT 2(a)

      This statement is being filed by CB Capital Investors, Inc., a Delaware corporation ("CBCI"), whose principal business office is located at 270 Park Avenue, 5th Floor, New York, New York 10017. CBCI is a wholly owned subsidiary of The Chase Manhattan Bank (f/k/a Chemical Bank, National Association), a New York corporation, which is a wholly owned subsidiary of The Chase Manhattan Corporation (f/k/a Chemical Banking Corporation), a Delaware corporation, both of whose principal business offices are located at the same address as CBCI.


                                Page 6 of 6 Pages